Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-181237) pertaining to the PetroLogistics Long-Term Incentive Plan of our report dated March 8, 2013, with respect to the consolidated financial statements of PetroLogistics LP included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Houston, Texas
March 8, 2013